Exhibit 21

SUBSIDIARY OF REGISTRANT

PARENT

DNA Precious Metals, Inc., a Nevada corporation and the parent company

SUBSIDIARY

DNA Precious Metals, Inc., a Canadian corporation and the wholly owned subsidiary of DNA Precious Metals, Inc., a Nevada corporation.